Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

Media Ben Pratt The Mosaic Company 763-577-6102 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com
FOR IMMEDIATE RELEASE

THE MOSAIC COMPANY REPORTS THIRD QUARTER 2015 RESULTS

PLYMOUTH, MN, November 3, 2015 - The Mosaic Company (NYSE: MOS) today reported third quarter 2015 net earnings of $160 million, compared to $202 million in the third quarter of 2014. Earnings per diluted share were $0.45 in the quarter compared to $0.54 last year. Notable items negatively impacted current quarter earnings per share by $0.17, primarily due to non-cash foreign currency transaction losses. Adjusted earnings per share, excluding notable items, were $0.62 per share in the quarter, compared to $0.56 per share last year. Mosaic’s net sales in the third quarter were $2.1 billion, down from $2.3 billion in sales last year, as a result of lower volumes and prices. Operating earnings during the quarter were $246 million, down from $277 million a year ago. The year-over-year change was driven by lower net sales, partially offset by no restructuring expenses during the current year period.
“Over the course of the last two years, we have transformed Mosaic to become more efficient and made great progress in optimizing our balance sheet. We continued to grow adjusted earnings per share, despite notably weaker crop nutrient prices and a challenging macroeconomic environment,” said Joc O’Rourke, Mosaic’s President and Chief Executive Officer.
Cash flow from operating activities in the third quarter of 2015 was $184 million, which is down from $375 million in the prior year period. Capital expenditures totaled $245 million in the quarter. Mosaic’s total cash and cash equivalents were $1.3 billion, after setting aside $630 million, which is committed to be placed into trusts as financial assurance to support the closure and long-term care of the Company’s phosphogypsum management systems. Long-term debt, including current maturities, was $3.8 billion as of September 30, 2015.
“As anticipated, this quarter’s results reflect lower sequential production levels resulting in higher costs per tonne at our potash and phosphate facilities during a seasonally slow demand period,” said Rich Mack, Mosaic’s Executive Vice President and Chief Financial Officer. “Cost reduction efforts and focused execution helped maintain margin rates, which, in combination with our share repurchases and a lower effective tax rate, drove an improvement in adjusted earnings per share compared to a year ago.”
Business Highlights - Third Quarter 2015

•	The Company’s progress against strategic priorities is positively impacting financial results. During the third quarter Mosaic delivered:

◦	MOP cash production costs of $105 per tonne, including $20 per tonne of brine management expenses, despite a low operating rate during the current quarter.

◦	Record International Distribution quarterly sales volumes of 2.0 million tonnes.

◦	The lowest quarterly Selling, General and Administrative expenses in the last six years despite an expanded business footprint.

•	Mosaic received the first shipment of prilled sulfur in preparation for the planned completion of its new sulfur melter in Florida.

•	The Company completed its previously announced $500 million accelerated share repurchase program and repurchased an additional $75 million during the quarter.

•	Mosaic continued to maintain a strong balance sheet, ending the quarter with $1.3 billion of cash and cash equivalents on the balance sheet.

•
The Company entered into settlement agreements with federal and state environmental agencies that, when effective, will resolve claims relating to how Mosaic has managed certain onsite waste materials at its fertilizer plants in Florida and Louisiana. After the settlement agreements are effective, Mosaic will deposit approximately $630 million into trusts to provide financial assurance for estimated future asset retirement obligations.

Phosphates

Phosphates Results	3Q 2015 Actual	3Q 2015 Guidance
Average DAP Selling Price	$451	$435 to $455
Sales Volume	2.1 million tonnes	2.1 to 2.4 million tonnes
Phosphate Production	83% of operational capacity	Mid 80% of operational capacity

“Our Phosphates business continues to deliver year-to-date earnings growth for Mosaic,” Joc O’Rourke said. “During the third quarter and year-to-date the business segment has accounted for more than half of Mosaic’s operating earnings. Attractive margins, even in the wake of global challenges, reflect the constructive nature of the phosphates industry and Mosaic’s leadership position.”

Net sales in the Phosphates segment were $1.0 billion for the third quarter, down from $1.1 billion last year as a result of both lower sales volumes and lower realized prices. Gross margin was $199 million, or 19 percent of net sales, compared to $236 million, or 21 percent of net sales, for the same period a year ago. The year-over-year change in gross margin rate is primarily driven by lower margins on monoammonium phosphates (MAP) and higher conversion costs per tonne as a result of the Company’s decision to curtail production. Operating earnings were $157 million, down from $188 million in the same quarter last year.
The third quarter average DAP selling price, FOB plant, was $451 per tonne, compared to $463 per tonne a year ago. Total sales volumes in the Phosphates segment were 2.1 million tonnes in the third quarter, down from 2.2 million tonnes last year.
Mosaic’s North American finished phosphate production was 2.4 million tonnes, or 83 percent of operational capacity, compared to 85 percent a year ago.
Potash

Potash Results	3Q 2015 Actual	3Q 2015 Guidance
Average MOP Selling Price	$265	$260 to $280
Sales Volume	1.6 million tonnes	1.6 to 2.0 million tonnes
Potash Production	67% of operational capacity	Mid 60% of operational capacity
“We have taken actions to optimize and right-size our potash operations,” Joc O’Rourke said. “Our three large Canadian mines provide operating efficiencies and flexibility needed to vary production depending on market conditions. As a result, Mosaic’s Potash business is well positioned to generate attractive through-cycle returns.”
Net sales in the Potash segment totaled $492 million for the third quarter, down from $593 million last year, driven by lower sales volumes and lower average realized prices. Gross margin was $97 million, or 20 percent of net sales, compared to $154 million, or 26 percent of net sales a year ago. The year-over-year decrease in gross margin rate was primarily driven by lower average realized prices. Higher Canadian resource taxes and royalties were more than offset by lower costs as a result of the weaker Canadian dollar and expense management initiatives. Operating earnings were $66 million, down from $69 million in the same quarter last year.
The third quarter average MOP selling price, FOB plant, was $265 per tonne, down from $291 per tonne a year ago. The Potash segment total sales volumes for the third quarter were 1.6 million tonnes, compared to 1.8 million tonnes a year ago.
Potash production was 1.8 million tonnes, or 67 percent of operational capacity, roughly flat with last year.

International Distribution (ID)

ID Results	3Q 2015 Actual	3Q 2015 Guidance
Sales Volume	2.0 million tonnes	1.9 to 2.2 million tonnes
Gross Margin per Tonne	$30 per tonne	$20 to $26 per tonne
“Brazilian currency volatility and reduced availability of farm credit resulted in delayed fertilizer demand in the region,” Joc O’Rourke said. “We remain optimistic for Brazil’s long-term agricultural future, and for our investments in this important region. In total, our International Distribution business sold more tonnes at higher-than-expected margins than last year, capturing time-place utility in spite of difficult macro-economic conditions.”
Net sales in the International Distribution segment were $825 million for the third quarter, up from $684 million last year, primarily as a result of increased volumes from the ADM acquisition. Gross margin was $61 million, or seven percent of net sales, compared to $51 million, or seven percent of net sales for the same period a year ago. Operating earnings were $44 million, up from $30 million in the same quarter last year, reflecting a larger business footprint in Latin America.
The third quarter average selling price was $400 per tonne, compared to $481 per tonne a year ago. International Distribution segment total sales volumes were 2.0 million tonnes, up from 1.4 million tonnes last year.
Other
SG&A expenses were $77 million for the third quarter, down from $84 million a year ago, in part reflecting on-going progress against cost saving initiatives.
Provision for income taxes in the third quarter includes a $15 million benefit related to the reduction of the full year estimated effective tax rate to mid to high teens, excluding discrete items.
Financial Guidance
“Mosaic maintained and will continue to maintain discipline by matching production to expected demand, and our fourth quarter guidance clearly reflects this philosophy,” said Joc O’Rourke. “Longer term, stable and profitable farm economics combined with the benefits of our strategic initiatives position Mosaic to generate attractive returns for our shareholders.”
Total sales volumes for the Phosphates segment are expected to range from 1.9 to 2.2 million tonnes for the fourth quarter of 2015, compared to 2.4 million tonnes last year. Mosaic’s realized DAP price, FOB plant, is estimated to range from $410 to $440 per tonne for the fourth quarter. The segment gross margin rate is estimated to be in the high teens and the operating rate is expected to be around 80 percent.
Total sales volumes for the Potash segment are expected to range from 1.8 to 2.1 million tonnes for the fourth quarter of 2015, compared to 2.3 million tonnes last year. Mosaic’s realized MOP price, FOB plant, is estimated to range from $235 to $255 per tonne. Mosaic’s gross margin rate in the segment is expected to be in the mid 20 percent range during the fourth quarter, reflecting the decision to operate at lower production rates due to softer demand conditions. The Company’s operating rate is expected to be around 70 percent, down from 91 percent last year.
Total sales volumes for the International Distribution segment are expected to range from 1.3 to 1.6 million tonnes for the fourth quarter of 2015, compared to 1.1 million tonnes last year. The segment gross margin per tonne is estimated to be in the range of $23 to $28 per tonne.
For the 2015 full year guidance, Mosaic updates the following estimates:

•	Canadian resource taxes and royalties to be in the range of $265 to $295 million, compared to prior guidance of $310 to $350 million.

•	Capital expenditures and investments to be approximately $1.1 to $1.2 billion, compared to prior guidance of $1.1 to $1.3 billion.

•	Brine management costs to be in the range of $170 to $180 million, compared to prior guidance of $180 to $200 million.

•	SG&A expenses in the $350 to $370 million range, compared to prior guidance of $360 to $380 million.

•	The effective tax rate to be in the mid to high teens, excluding discrete items, compared to the prior estimate of high teens.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
Mosaic will conduct a conference call on Tuesday, November 3, 2015, at 9:00 a.m. EST to discuss third quarter earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the Wa’ad Al Shamal Phosphate Company (also known as the Ma’aden joint venture), the acquisition and assumption of certain related liabilities of the Florida phosphate assets of CF Industries, Inc. (“CF”) and Mosaic’s ammonia supply agreements with CF; repurchases of stock; other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the ability of the Ma’aden joint venture to obtain additional planned funding in acceptable amounts and upon acceptable terms, the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, the future success of current plans for the Ma’aden joint venture and any future changes in those plans; difficulties with realization of the benefits of the long term ammonia supply agreements with CF, including the risk that the cost savings from the agreements may not be fully realized or that the price of natural gas or ammonia changes to a level at which the natural gas based pricing under one of these agreements becomes disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for Mosaic’s products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States or Canada, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the Ma’aden joint venture, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund share repurchases, financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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For the three months ended September 30, 2015, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.17:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Foreign currency transaction (loss) gain	Consolidated	Foreign currency transaction (loss) gain	$(49)	$8	$(0.12)
Unrealized gain (loss) on derivatives	Corporate & Other	Cost of goods sold	(22)	4	(0.05)
Discrete tax items	Consolidated	Provision for income taxes	—	3	0.01
Write-off of fixed assets	Phosphates	Other operating expense	(10)	2	(0.02)
Consumption tax refund	Potash	Cost of goods sold	6	(1)	0.01
Total Notable Items			$(75)	$16	$(0.17)

For the three months ended September 30, 2014, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.02:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Share repurchase	Consolidated	Gain (loss) in value of share repurchase agreement	$5	$—	$0.01
Severance	Corporate & Other	Other operating expense	(3)	1	(0.01)
Foreign currency transaction (loss) gain	Consolidated	Foreign currency transaction (loss) gain	27	(8)	0.06
Unrealized gain (loss) on derivatives	Corporate & Other	Cost of goods sold	(23)	6	(0.04)
Adjustments to Argentine assets held for sale	International Distribution	Other operating expense	18	(5)	0.03
Gain on sale of Hersey	Potash	Other operating expense	14	(4)	0.03
Carlsbad restructuring expense	Potash	Restructuring expense	(67)	28	(0.10)
Total Notable Items			$(29)	$18	$(0.02)

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net sales	$2,105.5	$2,250.7	$6,732.1	$6,677.2
Cost of goods sold	1,770.2	1,836.0	5,369.7	5,329.7
Gross margin	335.3	414.7	1,362.4	1,347.5
Selling, general and administrative expenses	76.6	83.9	266.3	291.3
Gain on assets sold and to be sold	—	(31.7)	—	(26.1)
Carlsbad restructuring expense	—	67.0	—	67.0
Other operating expense	12.7	18.2	21.6	68.1
Operating earnings	246.0	277.3	1,074.5	947.2
Gain (loss) in value of share repurchase agreement	—	5.3	—	(60.2)
Interest expense, net	(24.2)	(25.2)	(79.0)	(76.6)
Foreign currency transaction (loss) gain	(48.6)	27.1	(19.4)	31.8
Other (expense) income	(1.1)	0.1	(14.5)	(6.1)
Earnings from consolidated companies before income taxes	172.1	284.6	961.6	836.1
Provision for income taxes	10.1	77.6	113.4	157.7
Earnings from consolidated companies	162.0	207.0	848.2	678.4
Equity in net earnings of nonconsolidated companies	(1.3)	(4.1)	(1.9)	(9.6)
Net earnings including noncontrolling interests	160.7	202.9	846.3	668.8
Less: Net earnings attributable to noncontrolling interests	0.7	1.0	0.9	0.9
Net earnings attributable to Mosaic	$160.0	$201.9	$845.4	$667.9
Diluted net earnings per share attributable to Mosaic	$0.45	$0.54	$2.33	$1.72
Diluted weighted average number of shares outstanding	356.0	375.9	362.3	377.0

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$1,284.9	$2,374.6
Receivables, net	675.1	754.4
Inventories	1,549.5	1,718.3
Deferred income taxes	175.0	148.7
Other current assets	578.5	368.2
Total current assets	4,263.0	5,364.2
Property, plant and equipment, net	8,734.0	9,313.9
Investments in nonconsolidated companies	876.1	849.8
Goodwill	1,625.0	1,806.5
Deferred income taxes	423.6	394.4
Other assets (including cash set aside to fund RCRA)	1,196.2	554.2
Total assets	$17,117.9	$18,283.0
Liabilities and Equity
Current liabilities:
Short-term debt	$18.0	$13.5
Current maturities of long-term debt	42.2	41.0
Structured accounts payable arrangements	257.9	237.7
Accounts payable	657.0	559.6
Accrued liabilities	896.3	726.1
Deferred income taxes	—	3.7
Accrued income taxes	0.1	18.8
Total current liabilities	1,871.5	1,600.4
Long-term debt, less current maturities	3,738.1	3,778.0
Deferred income taxes	895.3	984.0
Other noncurrent liabilities	986.0	1,200.0
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of September 30, 2015 and December 31, 2014	—	—
Class A Common Stock, $0.01 par value, 194,203,987 shares authorized, 17,176,046 shares issued and outstanding as of September 30, 2015 and December 31, 2014	0.2	0.2
Class B Common Stock, $0.01 par value, 87,008,602 shares authorized, none issued and outstanding as of September 30, 2015 and December 31, 2014	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 370,498,658 shares issued and 335,316,367 shares outstanding as of September 30, 2015, 369,987,783 shares issued and 350,364,236 shares outstanding as of December 31, 2014	3.4	3.5
Capital in excess of par value	0.9	4.2
Retained earnings	11,058.5	11,168.9
Accumulated other comprehensive income (loss)	(1,448.7)	(473.7)
Total Mosaic stockholders' equity	9,614.3	10,703.1
Noncontrolling interests	12.7	17.5
Total equity	9,627.0	10,720.6
Total liabilities and equity	$17,117.9	$18,283.0

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Cash Flows from Operating Activities:
Net cash provided by operating activities	184.0	375.2	$1,520.7	$1,779.8
Cash Flows from Investing Activities:
Capital expenditures	(245.3)	(188.4)	(702.2)	(677.3)
Proceeds from sale of business	—	55.0	—	55.0
Restricted cash	(630.0)	—	(630.0)	—
Acquisition of business	—	(22.2)	—	(1,375.8)
Proceeds from adjustment to acquisition of business	—	—	47.9	—
Investments in nonconsolidated companies	—	(2.4)	(125.0)	(152.0)
Return of investment	54.4	—	54.4	—
Other	(1.7)	(0.1)	6.0	(2.6)
Net cash used in investing activities	(822.6)	(158.1)	(1,348.9)	(2,152.7)
Cash Flows from Financing Activities:
Payments of short-term debt	(152.2)	(95.5)	(297.0)	(219.4)
Proceeds from issuance of short-term debt	144.0	83.2	302.5	186.0
Payments of structured accounts payable arrangements	(69.3)	(48.0)	(311.4)	(120.9)
Proceeds from structured accounts payable arrangements	185.8	161.4	329.8	253.0
Payments of long-term debt	(56.0)	(0.5)	(58.4)	(1.5)
Proceeds from issuance of long-term debt	2.1	803.1	5.9	807.2
Proceeds from stock option exercises	1.1	1.0	5.3	2.3
Repurchases of stock	(74.9)	(375.0)	(709.4)	(2,507.7)
Cash dividends paid	(98.3)	(93.8)	(287.8)	(288.6)
Other	(8.8)	0.8	(8.3)	0.2
Net cash used in financing activities	(126.5)	436.7	(1,028.8)	(1,889.4)
Effect of exchange rate changes on cash	(159.9)	(50.2)	(232.7)	(60.2)
Net change in cash and cash equivalents	(925.0)	603.6	(1,089.7)	(2,322.5)
Cash and cash equivalents - beginning of period	2,209.9	2,367.0	2,374.6	5,293.1
Cash and cash equivalents - end of period	$1,284.9	$2,970.6	$1,284.9	$2,970.6

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), the Company has presented gross margin excluding Canadian resource taxes and royalties ("CRT") for Potash and adjusted diluted earnings per share, each of which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Neither gross margin excluding CRT nor adjusted diluted earnings per share is a measure of financial performance under GAAP. Because not all companies use identical calculations, investors should consider that Mosaic’s calculations may not be comparable to other similarly titled measures presented by other companies. Gross margin excluding CRT and adjusted diluted earnings per share should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP.
Gross margin excluding CRT provides a measure that the Company believes enhances the reader’s ability to compare the Company’s gross margin with that of other companies which incur CRT expense and classify it in a manner different than the Company in their statement of earnings. Because securities analysts, investors, lenders and others use gross margin excluding CRT, the Company’s management believes that Mosaic’s presentation of gross margin excluding CRT for Potash affords them greater transparency in assessing Mosaic’s financial performance against competitors.
Management believes that adjusted diluted earnings per share provides securities analysts, investors and others, in addition to management, with useful supplemental information regarding our performance by excluding certain items that may not be indicative of or are unrelated to our core operating results. Management utilizes adjusted diluted earnings per share in analyzing and assessing the Company's overall performance, for financial and operating decision-making, and to forecast and plan for the future periods. Adjusted diluted earnings per share also assists our management in comparing our and our competitors' operating results.

Potash Gross Margin, Excluding Resource Taxes and Royalties, Calculation

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Sales	$491.5	$593.0	$1,874.5	$2,088.5
Gross margin	96.9	154.1	633.7	596.4
Canadian resource taxes	59.1	45.6	192.1	120.7
Canadian royalties	6.7	5.5	27.0	18.6
Gross margin, excluding Canadian resource taxes and royalties (CRT)	$162.7	$205.2	$852.8	$735.7
Gross margin percentage, excluding CRT	33.1%	34.6%	45.5%	35.2%

Reconciliation of Adjusted Diluted Earnings Per Share

	Three months ended September 30,
	2015	2014

Diluted earnings per share, as reported	$0.45	$0.54

Items included in earnings per share:
Foreign currency transaction (gain) loss	0.12	(0.06)
Unrealized (gain) loss on derivatives	0.05	0.04
Discrete tax items	(0.01)	—
Write-off of fixed assets	0.02	—
Consumption tax refund	(0.01)	—
Share repurchase	—	(0.01)
Severance	—	0.01
Adjustments to Argentine assets held for sale	—	(0.03)
Gain on sale of Hersey	—	(0.03)
Carlsbad restructuring expense	—	0.10

Adjusted diluted earnings per share	$0.62	$0.56

Earnings Per Share Calculation

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net earnings attributed to Mosaic	$160.0	$201.9	$845.4	$667.9
Undistributed earnings attributable to participating securities	—	(0.5)	—	(19.2)
Numerator for basic and diluted earnings available to common stockholders	$160.0	$201.4	$845.4	$648.7
Basic weighted average number of shares outstanding	354.3	375.0	360.5	386.6
Shares subject to forward contract	—	(1.0)	—	(11.1)
Basic weighted average number of shares outstanding attributable to common stockholders	354.3	374.0	360.5	375.5
Dilutive impact of share-based awards	1.7	1.9	1.8	1.5
Diluted weighted average number of shares outstanding	356.0	375.9	362.3	377.0
Basic net earnings per share	$0.45	$0.54	$2.35	$1.73
Diluted net earnings per share	$0.45	$0.54	$2.33	$1.72